Exhibit 99.1

Bank Notes

OFFICER APPOINTMENTS

Mark A. Terry joined the Bank as Chief Information Officer with overall responsibility for managing all technology and deposit operations functions. In a career spanning twenty years, Mr. Terry most recently served as Chief Information Officer and a member of the Board of Directors for Forcht Group of Kentucky.

Terry D. Nation joined the Bank as Vice President and Small Business Banker for the Anderson, Oconee and Pickens Region. He brings to the Bank twenty-seven years of experience as a commercial banker in these markets.

OFFICER PROMOTIONS

Coleman A. Kirven was promoted to Executive Vice President and Commercial Banking Executive with overall responsibility for all commercial banking activities, including small business banking and treasury management. Mr. Kirven has been employed with the Bank for seven years and has fifteen years of banking experience in the Upstate.

THE PALMETTO BANK HOSTED 7TH ANNUAL LAW ENFORCEMENT APPRECIATION LUNCHEON

The Bank’s seventh annual Law Enforcement Appreciation Luncheon was held at the Corporate Center in Greenville, SC on May 9, 2011. Keynote speaker, Congressman Trey Gowdy, spoke on several topics including the importance of law enforcement’s voice in pending legislation, challenges he faced during his first year in Congress, our nation’s fiscal situation, and the impact of the Patriot Act on anti-terrorism efforts.

The Palmetto Bank is committed to working with the law enforcement community as they continue to seek new approaches to deterring fraud against consumers. The luncheon was attended by more than 60 people including police chiefs, sheriffs, and federal law enforcement officers from across the Upstate.

We invite you to follow us on Facebook for weekly updates of our community involvement.

Forward-Looking Statements and Non-GAAP Financial Information

This report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Additional information can be found in our filed reports at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).

This report contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). This report discusses both GAAP net loss and operating earnings excluding certain gains and charges, which is a non-GAAP measure. We believe that such non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP. Readers should consider our recording of expenses associated with credit costs and certain special items when assessing the performance of the Company. Non-GAAP measures have limitations as analytic tools, and readers should not consider these in isolation or as a substitute for analysis of our results as reported under GAAP.

August 5, 2011

To Our Shareholders:

Although we reported a net loss, we continued to make progress on our path to profitability this quarter as we improved both our core operating earnings and credit quality of the loan portfolio. Not surprisingly in this challenging economic environment, we continued to be negatively impacted by depressed appraised values on commercial real estate that once again resulted in elevated credit losses and our quarterly net loss.

For the three months ended June 30, 2011, we reported a net loss of $9.6 million, compared to a net loss of $6.1 million for the first quarter 2011. Results for both quarters reflect continued costs associated with the elevated level of problem assets and writedowns resulting from depressed real estate values. Excluding credit-related items, pre-tax income increased to $2.4 million for the second quarter 2011 from $1.5 million for the first quarter 2011 and $1.0 million for the fourth quarter 2010; with the increase driven primarily by an improved net interest margin.

During the second quarter, loan production improved as loans held for investment increased $6.6 million, reflecting successful business development efforts in both retail and commercial customer segments. This is the first quarter since fourth quarter 2008 that we experienced loan growth in loans held for investment. Our net interest margin also increased in the second quarter, improving to 3.44% from 3.28% in the first quarter 2011. Improvement in the net interest margin is a direct result of our strategic actions to reposition the balance sheet and improve our profitability. These actions included investing excess cash into the securities portfolio, repayment of higher cost borrowings, and not pursuing retention of higher priced certificates of deposits.

We also continued our aggressive efforts to reduce problem assets. Nonperforming assets declined $14.4 million in the second quarter 2011 and are down 39% from the peak in first quarter 2010; representing the fifth consecutive quarterly decline. Favorably contributing to the decline was a significant decline in the amount of loans migrating into nonaccrual status for the second straight quarter. Similarly encouraging, our past due loans at the end of the second quarter were less than one percent. All of these asset quality metrics are trending in a positive direction and we remain hopeful that these improving trends will continue.

An improving net interest margin, increasing operating earnings, and reductions in problem assets are evidence of the hard work and persistent effort we have expended over the last two and a half years as we continue working to recover from the effects of the sustained economic downturn. We are seeing encouraging signs of an improving economy, and we continue to work very hard on the execution of our strategic plan to improve the Company’s performance. While the repercussions of the recession continue to be felt, we are keenly focused on the path to profitability and believe our actions will accelerate our recovery and return to profitability.

We enjoyed seeing many of you at our annual meeting of shareholders on May 19, 2011. At that meeting, shareholders approved an amendment to the Company’s Amended and Restated Articles of Incorporation permitting the Board of Directors to effect a reverse stock split of our common stock. On June 27, 2011, we announced that the Board of Directors authorized a one-for-four reverse stock split of the Company’s common stock effective June 28, 2011. Holders of common stock certificates representing pre-split shares were mailed instructions from our stock transfer agent, Registrar and Transfer Company, regarding the necessary steps to take to exchange existing certificates for new certificates representing post-split shares. In response to the pre-split certificates received, R&T has begun mailing new certificates. If you have any questions regarding these instructions or if you hold your shares in certificate form and did not receive the instructions, please contact R&T at 1-800-368-5948.

Thank you for the continued support and concern you have shown for your Company. We also thank our teammates for the significant efforts they put forth each day to accelerate the Company’s return to profitability. Please do not hesitate to contact either one of us with questions or concerns about your Company.

Sincerely,

Leon Patterson	Sam Erwin
Chairman of the Board of Directors	Chief Executive Officer

Consolidated Balance Sheets

(in thousands)

	June 30, 2011	March 31, 2011	December 31, 2010
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents
Cash and due from banks	$133,803	$188,545	$223,017

Total cash and cash equivalents	133,803	188,545	223,017

Federal Home Loan Bank (“FHLB”) stock, at cost	5,185	6,785	6,785
Investment securities available for sale, at fair value	280,816	274,103	218,775
Mortgage loans held for sale	789	279	4,793
Commercial loans held for sale	49,567	60,346	66,157

Loans, gross	770,841	764,227	793,426
Less: allowance for loan losses	(26,981)	(26,954)	(26,934)

Loans, net	743,860	737,273	766,492

Premises and equipment, net	26,952	28,072	28,109
Accrued interest receivable	5,182	5,017	4,702
Foreclosed real estate	15,267	16,244	19,983
Income tax refund receivable	—	7,436	7,436
Other	9,639	9,111	8,998

Total assets	$1,271,060	$1,333,211	$1,355,247

Liabilities and shareholders’ equity
Liabilities
Deposits
Noninterest-bearing	$152,229	$156,323	$141,281
Interest-bearing	974,315	1,021,367	1,032,081

Total deposits	1,126,544	1,177,690	1,173,362

Retail repurchase agreements	24,708	23,641	20,720
FHLB borrowings	—	5,000	35,000
Accrued interest payable	845	955	1,187
Other	10,599	10,080	11,079

Total liabilities	1,162,696	1,217,366	1,241,348

Shareholders’ equity
Preferred stock	—	—	—
Common stock	127	505	474
Capital surplus	141,713	141,194	133,112
Accumulated deficit	(28,757)	(19,188)	(13,108)
Accumulated other comprehensive loss, net of tax	(4,719)	(6,666)	(6,579)

Total shareholders’ equity	108,364	115,845	113,899

Total liabilities and shareholders’ equity	$1,271,060	$1,333,211	$1,355,247

Consolidated Statements of Income (Loss)

(in thousands) (unaudited)

	For the three months ended		For the six months ended
	June 30, 2011	March 31, 2011	June 30, 2011
Interest income
Interest earned on cash and cash equivalents	$112	$105	$217
Dividends received on FHLB stock	13	14	27
Interest earned on investment securities available for sale
Taxable	991	761	1,752
Nontaxable	918	545	1,463
Interest and fees earned on loans	11,503	11,569	23,072

Total interest income	13,537	12,994	26,531

Interest expense
Interest paid on deposits	2,524	2,676	5,200
Interest paid on retail repurchase agreements	8	11	19
Interest paid on FHLB borrowings	23	49	72

Total interest expense	2,555	2,736	5,291

Net interest income	10,982	10,258	21,240

Provision for loan losses	7,400	5,500	12,900

Net interest income after provision for loan losses	3,582	4,758	8,340

Noninterest income
Service charges on deposit accounts, net	1,875	1,762	3,637
Fees for trust and investment management and brokerage services	842	691	1,533
Mortgage-banking	241	376	617
Automatic teller machine	256	232	488
Merchant services	—	10	10
Bankcard services	49	76	125
Investment securities gains	56	—	56
Other	439	425	864

Total noninterest income	3,758	3,572	7,330

Noninterest expense
Salaries and other personnel	6,390	6,551	12,941
Occupancy	1,146	1,183	2,329
Furniture and equipment	930	985	1,915
Professional services	553	510	1,063
FDIC deposit insurance assessment	702	958	1,660
Marketing	520	414	934
Foreclosed real estate writedowns and expenses	1,504	833	2,337
Loss on commercial loans held for sale	3,797	1,151	4,948
Other	2,558	1,773	4,331

Total noninterest expense	18,100	14,358	32,458

Net loss before provision (benefit) for income taxes	(10,760)	(6,028)	(16,788)

Provision (benefit) for income taxes	(1,191)	52	(1,139)

Net loss	$(9,569)	$(6,080)	$(15,649)